Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-149860) of our reports dated December 31, 2007, relating to the financial statements of EMCORE Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective October 1, 2005) and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of EMCORE Corporation for the year ended September 30, 2007 and to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche
Deloitte & Touche

Dallas, Texas
May 12, 2008